Exhibit 10.7a

LIVEDEAL, INC.

AMENDMENT NO. 1

TO

CONVERTIBLE NOTE PURCHASE AGREEMENT

Up to $10,000,000 Principal Amount

Convertible Notes

October 29, 2014

Kingston Diversified Holdings LLC

535 Burleigh Private

Ottawa, Ontario K1J 1J9

Canada

This is Amendment No. 1 (the "Amendment") to that certain Convertible Note Purchase Agreement, dated January 7, 2014, by and between the undersigned, LiveDeal, Inc., a Nevada corporation (the "Company"), and Kingston Diversified Holdings LLC (the "Purchaser"). Pursuant to such Agreement, the Company proposed to issue and sell to the Purchaser for cash up to $5,000,000 in principal amount of the Company's Convertible Notes (collectively, the "Notes"). The Notes were to be issued pursuant to and subject to the terms and conditions of such Agreement (the terms "Agreement" or "Purchase Agreement" as used therein or in any Exhibit or Schedule thereto shall mean such Agreement and the Exhibits and Schedules thereto individually and collectively as they may from time to time be modified or amended). As of the end of the Company's 2014 fiscal year, the Company had not issued and sold any Notes to the Purchaser.

1.      Explanatory Provisions. This Amendment (i) increases the maximum principal amount of the Notes to $10,000,000 in principal amount, (ii) eliminates the original issue discount provision of Section 1.2(a) of the Agreement and replaces it with an execution payment, as set forth in Section 3 of this Amendment, and (iii) provides certain additional adjustments to the Note Conversion Price and to the Warrant Exercise Price. The Amendment shall not become effective unless, on or before November 30, 2014, the Company shall have issued and sold Notes to the Purchaser in the aggregate principal amount of not less than $100,000. Except as otherwise specifically set forth in this Amendment, all of the definitions, obligations, terms, and conditions set forth in the Agreement remain unaltered and in full force and effect.

2.      Conditions Precedent and Subsequent Deemed Modifications. Although the Company may now issue and sell Notes to the Purchaser in excess of an aggregate of $5,000,000 in principal amount up to a maximum of $10,000,000 in principal amount, the conversion provisions thereof and the contingent grants of Warrants as referenced therein shall be stayed unless and until the Company shall have complied with the approval provisions set forth in Section 12.12 of the Agreement, which provisions shall be deemed to apply to such incremental Notes and related Warrants; provided, however, that the Company need not commence its commercially reasonable efforts to obtain any approvals of its stockholders required under the Company's Organizational Documents, applicable law and/or the listing rules and regulations of the NASDAQ Capital Market in connection with the transactions contemplated by this Amendment until fifteen (15) calendar days following the filing of its Annual Report on Form 10-K. for its fiscal year ended September 30, 2014; provided, further, that the Company may use a Proxy Statement for a regular or special meeting of its stockholders in lieu of an Information Statement as so specified in Section 12.12 of the Agreement. Unless otherwise specified in the Amendment, until all of such approvals in connection with this Amendment have been obtained, the terms and conditions of any Notes issued or issuable shall be in accordance with the terms and conditions of the Agreement. From and after the date on which such approvals have been obtained, the terms and conditions of any then-issued and outstanding Notes and, if granted in connection with the conversion of any Notes, the terms and conditions of any such related Warrants then outstanding shall be deemed modified to comply with the terms and conditions set forth in this Amendment as if such outstanding Notes or Warrants had been issued or granted, as applicable, on such date.

1

3.       Payment of Purchase Price [Subsection 1.2(a)]; Initial Conversion Payment. Section 1.2(a) of the Agreement is hereby deleted in full. Not later than three (3) Business Days after the first conversion by the Purchaser of any of the Notes, the Company shall cause to be delivered to the Purchaser that number of unregistered, restricted shares of the Company's common stock as shall equal five percent (5%) of the quotient of $10,000,000 divided by the Note Conversion Price in respect of such first conversion. Unless and until the occurrence of such conversion, the Company shall not owe any Initial Conversion Payment or equivalent to the Purchaser.

4.       Additional Adjustments To Note Conversion Price. In addition to, and without modification of, any other provision of Section 2.3 of the Note, this Amendment will add a new subsection (e) thereto to read as follows: "So long as this Note is outstanding, the Conversion Price then in effect shall be subject to successive adjustments, on a continuous basis, in the event that the mean average of the daily VWAP for any ten (10) consecutive Business Days is less than the then current Conversion Price. In each such event, the Conversion Price shall be reduced to such mean average. Notwithstanding the foregoing, in no event shall the Conversion Price (i) be increased by any subsequent increase in such ten (10)-Business day VWAP following any reduction in the Conversion Price or (ii) be reduced below $0.70 per share pursuant to this Section 2.3(e), as such per-share "floor" price may be adjusted by any forward splits or reverse splits or consolidations that may occur from and after the date of the Purchase Agreement. For the sake of clarity, the provisions of this Section 2.3(e) are in addition to (not in lieu of) the provisions set forth in Section 12.13 of the Purchase Agreement."

5.      Additional Adjustments to Warrant Exercise Price. In addition to, and without modification of, any other provision of Section 11 of the Warrant, this Amendment will add a new subsection (j) thereto to read as follows: "So long as this Warrant is outstanding, the Exercise Price then in effect shall be subject to successive adjustments, on a continuous basis, in the event that the mean average of the daily VWAP for any ten (10) consecutive Business Days is less than the then-current Exercise Price. In each such event, the Exercise Price shall be reduced to such mean average. Notwithstanding the foregoing, in no event shall the Exercise Price (i) or (ii) be reduced below $0.77 per share pursuant to this Section 11(j), as such per-share "floor" price may be adjusted by any forward splits or reverse splits or consolidations that may occur from and after the date of the Purchase Agreement. For the sake of clarity, the provisions of this Section 11(j) are in addition to (not in lieu of) the provisions set forth in Section 12.13 of the Purchase Agreement."

6.       Incorporation Of All Miscellaneous Provisions. All of the Miscellaneous provisions of the Agreement, with the sole exception of Section 12.14, are incorporated herein by reference as if set forth in full hereat.

7.       Preparation of Amendment/Independent Counsel. After Purchaser and the Company negotiated between themselves, this Amendment was prepared by Baker & Hostetler LLP, as special counsel to the Company. Baker & Hostetler LLP has not acted as legal or business counsel to any other party, including Purchaser. Purchaser acknowledges that it has had the opportunity to review this Agreement with its own legal and business counsel.

2

If you are in agreement with the foregoing, please sign in the space provided below.

COMPANY:

LIVEDEAL, INC., a Nevada corporation

By: /s/ Jon Isaac

Name: Jon Isaac

Its: Chief Executive Officer

The foregoing is hereby accepted and

agreed to, as of the date first above written,

by Purchaser signing below:

PURCHASER:

KINGSTON DIVERSIFIED HOLDINGS LLC

By: /s/ Tudor Mihai Gavrila

Name: Tudor Mihai Gavrila

Its: Managing Member

3